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                                                                    EXHIBIT 16


                                 [LETTERHEAD]



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

January 30, 2001

Dear Sir/Madam:

We have read paragraphs (i), (ii), (iv) and (v) of Item 4(a) included in the Form 8-K/A dated January 3, 2001 of CinemaStar Luxury Theaters, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP


Copy to: Mr. Donald H. Harnois, Jr., Chief Financial Officer, CinemaStar
         Luxury Theaters, Inc.